Exhibit 99.1

Contact:

Warren Getler

MicroStrategy Incorporated

703-744-6258

wgetler@microstrategy.com

MicroStrategy Announces Sale of Angel Subsidiary

Tysons Corner, VA, February 26, 2013 – MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of business intelligence (BI) and mobile software, today announced that it entered into an agreement to sell its subsidiary, Angel.com Incorporated, a leading provider of cloud-based customer experience management (CEM) solutions for interactive voice response and contact centers, to Genesys Telecommunications Laboratories, Inc. The aggregate purchase price is approximately $110 million in cash, subject to certain post-closing adjustments. The transaction is subject to regulatory approval and the satisfaction of customary closing conditions and is expected to be completed in March 2013.

About Genesys

Genesys is a leading provider of customer service and contact center solutions. With more than 2,200 customers in 80 countries, Genesys orchestrates more than 100 million customer interactions every day across the contact center and back office, helping companies deliver fast and optimal levels of customer service with a highly personalized cross-channel customer experience. Genesys also prioritizes the flow of work to back office personnel resulting from any customer interaction, internal workflow or business application, optimizing the performance and satisfaction of customer-facing employees across the enterprise.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise software, including the MicroStrategy Business Intelligence (BI) Platform™, the MicroStrategy Mobile Platform™, and MicroStrategy Applications™. The Company offers its technologies for deployment in customer data centers and as proprietary cloud services. The MicroStrategy BI Platform enables leading organizations to analyze vast amounts of data and distribute business insight throughout the enterprise. The MicroStrategy Mobile Platform lets organizations rapidly build enterprise-caliber mobile applications needed to mobilize business processes and information. MicroStrategy Applications are a set of application services designed to help enterprises deploy mobile commerce and loyalty services, build mobile identity and cyber security services, as well as generate real-time insights into consumer preferences. MicroStrategy Cloud™ allows enterprises to deploy MicroStrategy BI apps and mobile apps more quickly and with lower financial risk than with traditional on-premises solutions. To learn more about MicroStrategy, visit www.microstrategy.com and follow us on Facebook (http://www.facebook.com/microstrategy) and Twitter (http://www.twitter.com/microstrategy).

MicroStrategy, MicroStrategy Business Intelligence Platform, MicroStrategy Mobile Platform, MicroStrategy Applications, and MicroStrategy Cloud are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.